NET PROFITS AGREEMENT


         This Net Profits Agreement (the "Net Profits Agreement") is entered into effective this 14th day of December, 1995, by and between Swift Energy Pension Partners 1995-B, Ltd., a Texas limited partnership (hereinafter "Pension Partnership"), and Swift Energy Operating Partners 1995-B, Ltd., a Texas limited partnership (hereinafter "Operating Partnership").

                                    RECITALS

         WHEREAS, Operating Partnership has been formed for the purpose of acquiring working interests, and Pension Partnership has been formed for the purpose of acquiring nonoperating interests, in producing oil and gas properties;

         WHEREAS, Operating Partnership and Pension Partnership each desire to commit capital to acquire various interests in producing properties, so as to increase the number and diversity of properties in which each partnership owns interests;

         WHEREAS, Pension Partnership desires that Operating Partnership purchase interests in producing properties and thereafter carve out and convey to Pension Partnership certain nonoperating interests in such properties, namely Net Profits Interests and Overriding Royalty Interests, as defined herein; and

         WHEREAS, Operating Partnership and Pension Partnership desire to enter into this Net Profits Agreement to establish the terms and conditions upon which such purchases of producing properties will be made and nonoperating interests will be carved out and conveyed;

         NOW, THEREFORE, BE IT RESOLVED, that in consideration of the mutual covenants, agreements, representations and warranties herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    Article I
                                   Definitions

         As herein used the following words, terms or phrases have the following meanings:

         Section 1.01.  "Adjusted Fixed Percentage"  means, when the election in
Section 4.04 has been made by the Pension Partnership to increase its Net Profits Interest as a result of interim revenues and there has been compliance with all of the provisions of said Section 4.04, the quotient, expressed as a percentage, obtained by dividing the total of (i) the unexpended and not withdrawn amount of the Allocated Amount and (ii) the Fixed Percentage of any interim revenues, net of expenses, generated by the properties to be burdened with the relevant Net Profits Interest since the closing date of purchase of said properties by the Operating Partnership, by the total of (i) the unexpended and not withdrawn amount of the Allocated Amount and (ii) the unexpended and not withdrawn amount of the Committed Amount, which for purposes of this definition shall include the portion of the Committed Amount used to purchase the properties to be burdened with the Net Profits Interest being conveyed. The Adjusted Fixed Percentage shall replace the Fixed Percentage, when appropriate, for all sections of this Net Profits Agreement (including Section 4.03), except in Section 1.10, when making determinations of a Net Profits Interest subject to the election in Section 4.04.

         Section 1.02. "Affiliate" means when used with reference to a specified Person, (i) any Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified Person, (ii) any Person that is an officer, director, general partner, or trustee of, or serves in a similar capacity with respect to, the specified Person or of which the specified Person is an officer, director, general partner or trustee, or with respect to which the specified Person serves in a similar capacity, (iii) any Person that, directly or indirectly, is the beneficial owner of 10% or more of any class of equity securities of the specified Person or of which the specified Person is directly or indirectly the owner of 10% or more of any class of equity securities, (iv) any member of the immediate family of the specified Person or his or her spouse, and (v) if the specified Person is an officer, director or partner, any company for which such Person acts in such capacity.

         Section 1.03. "Affiliated Entity" means any corporation, partnership, joint venture or entity owned, in whole or in part, by the Operating Partnership and which owns Leases.

         Section 1.04. "Allocated Amount" means that amount of money allocated by Pension Partnership in Section 2.02 hereof to the future purchase of the Net Profits Interests and Overriding Royalty Interests from Operating Partnership, subject to Pension Partnership's rights of withdrawal and redirection of all or portions of such amount pursuant to Section 2.05 hereof.

         Section 1.05. "Committed Amount" means that amount of money committed by Operating Partnership in Section 2.01 hereof to the purchase of Leases under this Net Profits Agreement and/ or a net profits agreement with one or more Affiliated Entities, subject to Operating Partnership's rights of withdrawal and redirection of up to thirty percent (30%) of the Committed Amount under Section
2.04 hereof.

         Section 1.06. "Consultant" means any one of the independent petroleum engineering firms of Golden Engineering, Inc., R.E. Davis and Associates, Inc., Gruy Engineering Corporation, Kahn and Associates or any other qualified independent petroleum engineering firm or independent geologist or petroleum engineer that performs the duties of the Consultant described herein.

         Section 1.07. "Conveyance(s)" means those certain Net Profits and Overriding Royalty Interest Conveyance(s) from Operating Partnership to Pension Partnership under which Pension Partnership shall acquire Net Profits Interests and Overriding Royalty Interests from Operating Partnership. There may be more than one Conveyance to accommodate successive acquisitions or purchases of Net Profits Interests.

         Section 1.08. "Development Well" means a well drilled as an additional well to the same reservoir as other producing wells on a lease, or drilled on an offset lease usually not more than one location away from a well producing from the same reservoir or drilled to otherwise develop Proved Undeveloped Reserves.

         Section 1.09. "Excess Operating Costs" at any point in time means, with respect to a Net Profits Interest, an amount equal to the excess of Operating Costs over Gross Proceeds of such Net Profits Interest for each calculation period. Excess Operating Costs shall be reduced by any revenues that would reduce Operating Costs pursuant to Section 1.17 hereinbelow but have not otherwise reduced such Operating Costs.

         Section 1.10. "Fixed Percentage" means, the quotient, expressed as a percentage, obtained by dividing the unexpended and not withdrawn amount of the Allocated Amount, at the time a Net Profits Interest is assigned by the total of
(i) the unexpended and not withdrawn amount of the Allocated Amount and (ii) the unexpended and not withdrawn amount of the Committed Amount, which for purposes of this definition shall include the portion of the Committed Amount used to purchase the properties to be burdened by the Net Profits Interest being conveyed, each amount being determined at the time such Net Profits Interest is conveyed.

         Section 1.11. "Gross Proceeds" means the amounts received by Operating Partnership from the Sale of Subject Minerals, subject to the following:

                  (a) If any Subject Minerals are Processed before disposition, the amount of the Gross Proceeds for such Subject Minerals shall be the Wellhead Value thereof.

                  (b) There shall be excluded any amount for Subject Minerals attributable to nonconsent operations conducted with respect to the Operating Partnership (or any portion thereof) as to which Operating Partnership shall be a nonconsenting party and which is dedicated to the recoupment or reimbursement of costs and expenses of the consenting party or parties by the terms of the relevant operating agreement, unit agreement, contract for development or other instrument providing for such nonconsent operations, provided, Operating Partnership's election not to participate in such operations is made in conformity with the provisions of Section 8.01 of this Net Profits Agreement.

                  (c) If a controversy or possible controversy exists (whether by reason of any statute, order, decree, rule, regulation, litigation, contract or otherwise) between Operating Partnership and any purchaser as to the correct sales price or sales volume of any Subject Mineral then

                           (i) amounts withheld by the purchaser or deposited by
                  it with an escrow agent shall not be considered to be received by Operating Partnership until actually collected by Operating Partnership, but the amounts received by Operating Partnership shall include any interest, penalty, or other amount paid to Operating Partnership in respect thereof;

                           (ii) amounts  received by Operating  Partnership  and
                  promptly deposited by it with an escrow agent shall not be considered to have been received by Operating Partnership, but all amounts thereafter paid to Operating Partnership by such escrow agent shall be considered to be amounts received from the sale of Subject Minerals; and


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


                           (iii) amounts  received by Operating  Partnership and
                  not deposited in an escrow account shall be considered to be received for purposes of this definition.

                  (d) There shall be excluded any amount which Operating Partnership shall receive as a bonus for any Lease or assignment of any of the Subject Interests or out of payments made to Operating Partnership in connection with the drilling or deferring of drilling of any well on any of the Subject Interests or in connection with any adjustment of any well and leasehold equipment upon unitization of any of the Subject Interests.

                  (e) There shall be excluded any amount for Subject Minerals unavoidably lost in the production thereof or used by Operating
         Partnership in conformity with prudent practices for drilling, production and plant operations (including gas injection, secondary or tertiary recovery, pressure maintenance, repressuring, cycling operations, plant fuel or shrinkage) conducted for the purpose of producing Subject Minerals or producing from any unit to which the Subject Interests are committed, but only so long as such Subject Minerals are so used.

                  (f) Except as provided in Section 1.11(i) hereof, amounts received as a loan by Operating Partnership from a purchaser of Subject Minerals, whether with or without interest, shall not be considered to be derived from the sale of Subject Minerals, provided that the related Sales Contract meets the requirements of Section 7.04 hereof.

                  (g) So long as and to the extent that the same may be required by applicable laws and regulations in the case of any Lease from the United States of America included in the Subject Interests, the obligation to pay and the right of Pension Partnership to receive the proceeds of oil produced from such Lease shall be suspended in the event that the Secretary of the Interior suspends such obligation and right upon determination pursuant to 43 CFR 3103.3-3, and such suspension shall apply separately to any zone or portion of such Lease segregated for computing government royalties.

                  (h)  Unless  the same  item is  otherwise  treated  as part of
         Operating Costs hereunder, there shall be deducted from Gross Proceeds all general property (ad valorem), production severance, sales, gathering and other taxes (whether state, federal or otherwise) assessed or levied on or in connection with the Subject Interests, the Net Profits Interest, the Overriding Royalty Interests, or the production therefrom or equipment on the Subject Leases or against Operating Partnership as owner of the Subject Interests or Pension Partnership as owner of the Net Profits Interest or the Overriding Royalty Interests, and which taxes (as adjusted or as finally determined) are deducted or excluded from proceeds of Sale received by Operating Partnership or paid by Operating Partnership and, in either case, are attributable to the Pension Partnership's proportionate share of Subject Minerals.

                  (i) There shall be included in Gross Proceeds amounts received by Operating Partnership from a purchaser of Subject Minerals as advance payments and payments pursuant to take-or-pay and similar provisions of Sales Contracts as and when paid to Operating Partnership.

                  (j) Except as otherwise provided in this Section 1.11, there shall be included in Gross Proceeds any amounts received by Operating Partnership for use of the Subject Interests burdened by a Net Profits Interest or Overriding Royalty Interest without regard to whether such Subject Interests have ceased to produce Subject Minerals.

                  (k) All payments made to Pension Partnership shall be made entirely and exclusively out of amounts received from the sale or other disposition of Subject Minerals as described in subsections 1.11(a) through (j) above, and in no event shall such payments exceed the percentages set forth herein with respect to the Net Profits Interest and the Overriding Royalty Interests.

         Section 1.12. "Leases" means all oil, gas and other mineral leases acquired by Operating Partnership under this Net Profits Agreement and from out of which the Net Profits Interests and the Overriding Royalty Interests shall be conveyed to Pension Partnership under and pursuant to the Conveyances. To the extent that Operating Partnership shall also acquire mineral fee interest(s) in any acquisition(s), the term "Leases" shall include such mineral fees or interests, but "Leases" shall not include any nonoperating interest(s) acquired by Operating Partnership.

         Section 1.13. "Managing General Partner" means the managing general partner of Operating Partnership.


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


         Section 1.14. "Net Proceeds" for any period means the excess of Gross Proceeds received by or for the account of Operating Partnership attributable to the Subject Interests burdened by a Net Profits Interest during such period over the sum of (a) Operating Costs paid by or for the account of Operating Partnership attributable to the Subject Interests burdened by such Net Profits Interest during such period and (b) cumulative unrecovered Excess Operating Costs as of the end of the immediately preceding period attributable to the Subject Interests burdened by such Net Profits Interest.

         Section 1.15. "Net Profits Interest" means a nonoperating interest carved out of the working interest or a mineral fee interest purchased by Operating Partnership in the Leases specified by the Operating Partnership insofar as such Leases cover the Net Profits Depth and insofar as such Leases cover Net Profits Surface Acreage and pursuant to which the Pension Partnership will be entitled to the Fixed Percentage share of the Net Proceeds attributable to Subject Minerals produced from the Net Profits Depth.

         Section 1.16. "Non-Affiliate" means, as to the party specified, any Person who is not an Affiliate of such party.

         Section 1.17. "Operating Costs" means, all expenditures made and costs incurred and which are attributable to the Subject Interests in connection with the operation and maintenance of Leases designated by the Operating Partnership in which Pension Partnership owns nonoperating interests and the production and marketing of hydrocarbons therefrom, including without limitation: (i) all costs of lifting and producing hydrocarbons, including all costs of labor, fuel, repair, hauling, materials, supplies, utility charges, supervisory fees, and other costs incident thereto; (ii) unless the same items are otherwise paid by virtue of being excluded from Gross Proceeds, all general property (ad valorem), production severance, sales, gathering, and other taxes (whether state, federal or otherwise); (iii) insurance and casualty loss expenses; (iv) expenses of recompleting, equipping, reworking, and other remedial servicing operations, as well as plugging and abandoning wells and including all costs associated with development, as well as all costs of identifying and analyzing the need for and all costs of undertaking said expenditures and capital items; (v) interest, commitment fees and other financing charges and expenses of Operating Partnership's borrowings associated with these operations; (vi) to the extent such costs and expenditures do not relate to or arise out of costs associated with purchasing or acquiring the Leases, the costs of processing facilities, pipelines, gas sales facilities, secondary or tertiary recovery operations and other procedures and facilities necessary to produce efficiently the reserves of oil and gas from the Leases; (vii) delay rentals, shut-in well payments, and other lease maintenance payments; (viii) any other compensation or reimbursement made to operators or others for services rendered in conducting such operations, including compensation or reimbursement paid to the Managing General Partner or its Affiliates; (ix) all costs incurred by operators and other working interest owners to market or to transport Subject Minerals to the point of sale thereof or charged by third-party marketers or transporters, including the Managing General Partner or its Affiliates, to transport Subject Minerals off the Leases; and (x) all other costs and expenses incurred and which are attributable to the Subject Interests in connection with the operation, maintenance and development of the Leases and the production of hydrocarbons therefrom. Operating Costs shall be reduced by (i) any revenues generated directly or indirectly by equipment located on or below Net Profits Surface Acreage or related right of way acreage and directly or indirectly related to the production of Subject Minerals from Net Profits Depth, (ii) any fees received for operations on the Net Profits Surface Acreage not related to the production of Subject Minerals, and (iii) any funds received in the form of or attributable to the payment of interest on Sales proceeds for Subject Minerals held in suspense by any third party, which Sales proceeds relate to Subject Minerals produced and sold from the Net Profits Depth. Operating Costs shall not include any amounts included in the determination of the Property Acquisition Cost of any Lease.

         Section 1.18. "Overriding Royalty Depth" means (i) with respect to acreage within each of the Leases but outside the Net Profits Surface Acreage (as defined in Section 4.02.c(ii)), all depths, and (ii) with respect to the Net Profits Surface Acreage, those depths not included in the definition of Net Profits Depth (as defined in Section 4.02(c)(i)). The Overriding Royalty Depth as to each of the Subject Interests in the Leases shall be determined by a Consultant based upon information provided to the Consultant by the Operating Partnership or the Pension Partnership.

         Section 1.19. "Overriding Royalty Interest(s)" means the fractional interests delineated in Section 5.01 hereof in the Gross Proceeds derived from the sale of Subject Minerals from each of the Leases burdened by a Net Profits Interest insofar as each such Lease covers the Overriding Royalty Depth (including the Overriding Royalty Depth as it underlies the Net Profits Surface Acreage) or insofar as each such Lease covers Overriding Royalty Surface Acreage.

         Section 1.20. "Overriding Royalty Surface Acreage" means all the surface acreage of each of the Leases, although to the extent that the Overriding Royalty Surface Acreage is coextensive with the Net Profits Surface Acreage, it is understood that depth distinctions are made herein with respect to the nonoperating interests attaching thereto.


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



         Section 1.21. "Person" means any individual, corporation, partnership, trust, estate or other entity or organization.

         Section 1.22. "Prime Interest Rate" means the average highest daily prime rate stated in the "Money Rates" column of the Wall Street Journal for the 90-day period preceding the date as of which the Prime Interest Rate is to be determined, provided that the interest rate used shall not be less than 10%.

         Section 1.23. "Process" or "Processing" means to manufacture, refine, market, compress or transport Subject Minerals in a manner which does not constitute well operations.

         Section 1.24. "Property Acquisition Cost" means the amount paid by Operating Partnership to identify, analyze and purchase one or more Subject Interests, and shall include, in addition to the price actually paid for such Subject Interests, bonuses and all expenses relating to the acquisition of Subject Interests. The expenses relating to the acquisition of Subject Interests shall include, but not be limited to: (i) title insurance and title examination costs, brokers' commissions, finders' fees, escrow fees, filing fees, recording costs, and transfer taxes, if any; (ii) taxes paid in connection with acquisition of the Subject Interests, including, but not limited to, ad valorem, real estate, personal property and excise taxes paid; (iii) geological, geophysical, seismic, land, engineering, drafting, accounting, auditing, legal and other costs incurred in connection with the property transaction; (iv) Development Costs and Secondary or Tertiary recovery costs undertaken on the property by the Operating Partnership prior to creation of Nonoperating Interests burdening such property; and (v) such portion of the reasonable, necessary and actual expenses incurred by the Managing General Partner, its Affiliates or Operating Partnership not more than thirty-six months prior to the property transaction for geological, geophysical, seismic, land, nominee, engineering, drafting, accounting, auditing, legal or like services, Development Costs, and Secondary or Tertiary recovery costs obtained or provided by the Managing General Partner, its Affiliates or Operating Partnership which are allocated to the Subject Interests in accordance with accepted industry practice normally employed by the Managing General Partner and its Affiliates, including the costs of funds used for any of these purposes, inclusive of interest, loan commitment fees and other financing fees and charges for such funds. The Property Acquisition Cost for a particular Subject Interest shall also include all reasonable, necessary and actual expenses incurred by the Managing General Partner, its Affiliates or Operating Partnership for the services listed above in connection with the evaluation of properties which, for whatever reasons, are not subsequently purchased by Operating Partnership, and which expenses are allocated to that Subject Interest. If it is determined on or before the date of acquisition of a Producing Property that Development Costs or Secondary or Tertiary Recovery Operations should be undertaken on that property, and both the conducting of such operations and the Managing General Partner's estimate of the costs of those operations are approved by the Consultant on or before such date, then the costs of such operations shall be classified as Property Acquisition Costs.

         Section 1.25. "Proved Reserves" shall mean those quantities of crude oil, natural gas, and natural gas liquids which, upon analysis of geologic and engineering data, appear with reasonable certainty to be recoverable in the future from known oil and gas reservoirs under existing economic and operating conditions. Proved Reserves are limited to those quantities of oil and gas which can be reasonably expected to be recoverable commercially at current prices and costs, under existing regulatory practices and with existing conventional equipment and operating methods. Depending upon their status of development, such Proved Reserves are subdivided into the following classifications:

                  (i) Proved Developed Reserves. These are crude oil, natural gas and natural gas liquids reserves which can be expected to be recovered through existing wells with existing equipment and operating methods. This classification includes:

                           (A) Proved Developed  Producing  Reserves.  These are
                  Proved Developed Reserves which are expected to be produced from existing completion intervals now open for production in existing wells; and

                           (B) Proved Developed Nonproducing Reserves. These are
                  Proved Developed Reserves which exist behind the casing of existing wells, or in minor depths below the present bottom of such wells, which are expected to be produced through these wells in the predictable future, where the cost of making such oil and gas available for production should be relatively small compared to the cost of a new well.

         Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery shall be included as Proved Developed Reserves only after testing by a pilot project or after the operation of an installed program has confirmed through production responses that increased recovery will be achieved.


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


                  (ii) Proved Undeveloped Reserves. These are Proved Reserves which are expected to be recovered from new wells on undrilled acreage, or from existing wells where relatively major expenditures are required for recompletion. Reserves on undrilled acreage are limited to those drilling units offsetting productive units, which are virtually certain of production when drilled. Proved Reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Estimates for Proved Undeveloped Reserves do not include estimates relating to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area in the same reservoir.

         Section 1.26. "Purchase Percentage" means the quotient, expressed as a percentage, obtained by dividing the then-unused and not withdrawn amounts of the Committed Amount by the total of (i) the then-unused and not withdrawn amounts of the Committed Amount and (ii) the then-unused and not withdrawn amounts of the Allocated Amount.

         Section 1.27. "Royalty Owner" means Pension Partnership while it owns an interest in the Net Profits Interest or the Overriding Royalty Interests, and any other person or persons who subsequently acquire legal title to all or any portion of the Net Profits Interest or the Overriding Royalty Interests.

         Section 1.28. "Sale" includes sales, exchanges and other dispositions for value.

         Section 1.29. "Sales Contracts" means all contracts and agreements for the offer or sale of, or commitment to offer or sell, or right of first refusal to purchase, Subject Minerals.

         Section 1.30. "Subject Interests" means each kind and character of right, title, claim or interest (subject to those interests excluded under Section 2.04 hereof) which Operating Partnership has in the Leases or, as the case may be, the Leases insofar as they cover variously, (i) the Net Profits Depth, (ii) the Net Profits Surface Acreage, (iii) the Overriding Royalty Depth, or (iv) the Overriding Royalty Surface Acreage, and the unitization and pooling agreements and the units created thereby which are described in the documents under which Operating Partnership acquires the Leases, whether such right, title, claim or interest be under and by virtue of a Lease, a unitization or pooling agreement, a unitization or pooling order, an operating agreement, a division order, a transfer order or any other type of contract, conveyance or instrument or under any other type of claim or title, legal or equitable, recorded or unrecorded, even though the assignor's or Operating Partnership's interests be incorrectly or incompletely described in, or a description thereof be omitted from such documents, all as the same shall be enlarged by the discharge of any payments out of production or by the removal of any charges or encumbrances to which any of the same are subject and any and all renewals and extensions of any of the same; provided, however, that Subject Interests shall never include any form of nonoperating mineral interests, royalty interests, overriding royalty interests, or any other types of nonoperating interests of Operating Partnership, but Subject Interests may include mineral fee interests acquired by Operating Partnership on the date upon which Operating Partnership acquires Subject Interests in the Leases, provided such mineral fee interests are not nonoperating in nature.

         Section 1.31. "Subject Minerals" means all oil, gas and other minerals (whether similar or dissimilar) in and under and produced, saved and sold from, and which shall accrue and be attributable to, the Subject Interests from and after the date upon which Operating Partnership acquires Subject Interests in the Leases.

         Section 1.32. "Wellhead Value" means the amount for which such Subject Minerals are sold less a charge for the Processing which occurs prior to such sale equal to the sum of (A) any Processing charges attributable to the Subject Minerals paid to Non-Affiliates and (B) the expenditures incurred attributable to the Subject Minerals in Processing such Subject Minerals; provided, however, that in no event shall the expenses of Operating Partnership and its Affiliates in such Processing exceed the costs which third parties charge in the same area for rendering comparable services.

                                   Article II
                  Partnerships' Committed and Allocated Amounts

         Section 2.01. Operating Partnership Committed Amount. Operating Partnership agrees that it shall make available for the purchase of Subject Interests in Leases in accordance with the terms of this Net Profits Agreement the sum of $2,500,000.00, which shall be the initial Committed Amount. The Committed Amount may be reduced from time to time after the date hereof in accordance with Section 2.04 hereof and shall be reduced as expended for interests in Properties pursuant to this Net Profits Agreement but shall be increased by Net Profits Interests sales proceeds received from the Pension Partnership.

         Section 2.02. Pension Partnership Allocated Amount. Pension Partnership agrees that it shall make available for the purchase of nonoperating interests in Leases from Operating Partnership in accordance with the terms of this Net Profits Agreement the sum of $2,866,912.00, which shall be the initial Allocated Amount. The Allocated Amount may be reduced from time to time after the date hereof in accordance with Section 2.05 hereof and shall be reduced as expended for interests in Properties pursuant to this Net Profits Agreement.

         Section 2.03. Other Net Profits Agreements. Pension Partnership may enter into other Net Profits Agreements with partnerships other than Operating Partnership managed by the Managing General Partner, on or after the date of this Net Profits Agreement, and may reserve any portion of its funds for commitment to such other agreements. Operating Partnership may enter into other Net Profits Agreements with partnerships other than Pension Partnership managed by the Managing General Partner, but only subject to the following conditions:

                  a. Operating Partnership must enter into and execute such other agreements and make its designation of any committed amounts thereunder on the date of this Net Profits Agreement, and failing which execution and designation, Operating Partnership shall not be permitted to enter into any other Net Profits Agreement; and

                  b. Operating Partnership must collectively contribute to this Net Profits Agreement and such other agreements all of its funds available for the purchase of Leases as of such execution date.

         Section 2.04. Reduction of Committed Amount. Operating Partnership may reduce the Committed Amount under the following circumstances:

                  a. After having provided notice to the Pension Partnership of such reduction, an amount equal to up to thirty percent (30%) of the initial Committed Amount (as set forth in Section 2.01 above) may be withdrawn by Operating Partnership for the purchase of Subject Interests in Leases which are not suitable for acquisition hereunder because the Managing General Partner anticipates that when taken together with interests in other properties subject to the Net Profits Agreement, material drilling or development activities will be required in connection with such Leases. The determination that a Lease will require material drilling or development activities will be made by the Managing General Partner in its sole discretion.

                  b. If Pension Partnership withdraws some fraction of the Allocated Amount in the manner permitted by Section 2.05.a hereof, Operating Partnership may withdraw an equal fraction of the Committed Amount, which reduction shall not diminish the amount of the reduction permitted by paragraph
a. above.

         Section 2.05. Reduction of Allocated Amount. After having provided notice to the Operating Partnership of such reduction, Pension Partnership may reduce the Allocated Amount under the following circumstances and with the following exceptions:

                  a. From the date Producing Properties are first acquired that are subject to this Net Profits Agreement until the first anniversary of the date thereof, Pension Partnership shall be entitled at any time to withdraw all or any portion of the Allocated Amount for use in the acquisition of nonoperating interests from Persons other than Operating Partnership.

                  b. From the end of the period specified in paragraph a. above until that date which is eighteen (18) months from the date of this Net Profits Agreement, Pension Partnership shall have no right to withdraw any portion of the Allocated Amount.

                  c. If by the end of the period specified in paragraph b. above Operating Partnership has not (i) assigned to Pension Partnership nonoperating interests and/or (ii) provided notice to the Pension Partnership informing it that Leases have been acquired and/or are being acquired that will be the subject of a Net Profits Interest within a reasonable period of time, which collectively will constitute sufficient nonoperating interests to cause all of the Allocated Amount to be expended, then the unexpended balance of the Allocated Amount shall no longer be subject to this Net Profits Agreement.

                  d. If Operating Partnership withdraws some fraction of the Committed Amount in the manner permitted by Section 2.04.a above, then Pension Partnership shall be entitled to withdraw an equal fraction of the Allocated Amount. Such withdrawal shall be made within thirty (30) days of the withdrawal by Operating Partnership.

                                   Article III
                Identification and Purchase of Subject Interests

         Section 3.01. Identification of Leases. Promptly after the date of this Net Profits Agreement, the Managing General Partner shall begin to identify and analyze Leases suitable for purchase by Operating Partnership and from which nonoperating interests suitably may be carved out and conveyed to Pension
Partnership. Suitable Leases shall be Leases: (i) from which there is either current oil and/or gas production in commercial quantities, or upon which is located a well or wells capable of such production but which is shut-in or otherwise not producing for reasons found acceptable to the Managing General Partner; (ii) which are located in the continental United States, including all state and federal waters, or in Canada; and (iii) which, when taken together with interests in other properties subject to the Net Profits Agreement, are not anticipated by the Managing General Partner to require material drilling or development activities.

         Section 3.02. Purchase of Leases. The Operating Partnership shall purchase suitable Leases. Such Leases may be purchased in whole or in part from either the Managing General Partner or its Affiliates or Non-Affiliated third parties. The Operating Partnership shall acquire only the Purchase Percentage of any Leases to be acquired more than thirty (30) days prior to the time the Operating Partnership intends to assign a Net Profits Interest burdening such Leases. At such time as Operating Partnership intends to create and sell a Net Profits Interest to Pension Partnership, it shall purchase additional Leases, or additional portions of Leases it already holds, from the Managing General Partner, its Affiliates, or Non-Affiliated third parties. Payment for such Leases, or portions of Leases, shall be made in a manner reasonably acceptable to the seller.

                                   Article IV
                 Creation and Conveyance of Net Profits Interest

         Section 4.01. Operating Partnership's Obligation to Carve Out and Convey Net Profits Interests; Notice. From time to time during the period in which Operating Partnership is acquiring Subject Interests in Leases, Operating Partnership shall carve out of such Subject Interests and convey to Pension Partnership Net Profits Interests burdening such Leases. Each Net Profits Interest may burden more than one Lease. Each Net Profits Interest shall burden all Leases acquired by Operating Partnership using funds committed to this Net Profits Agreement which were acquired prior to the date of assignment to Pension Partnership, which are not otherwise excluded from this Net Profits Agreement by virtue of being subject to material drilling and development activities, and which are not subject to previously conveyed Net Profits Interests. The number of Net Profits Interests to be conveyed to Pension Partnership pursuant to this Net Profits Agreement and the time or times at which such Net Profits Interests are to be conveyed shall be determined by Operating Partnership in its sole discretion. The Operating Partnership shall provide the Pension Partnership with notice of an assignment of a Net Profits Interest at least two business days prior to such assignment.

         Section 4.02.  Description  of Net Profits  Interest.  Each Net Profits
Interest   conveyed   to   Pension   Partnership   shall   have  the   following
characteristics:

         a. Percentage Size. Except as otherwise modified by Section 4.04 or 4.05, each Net Profits Interest shall be in a percentage amount equal to the Fixed Percentage as determined at the time of assignment.

         b. Amount Payable. The dollar amount payable under each Net Profits Interest for any period shall be equal to the Fixed Percentage of Net Proceeds, but in no event shall exceed gross income from the Property.

         c. Depths and Acreage Burdened. Each Net Profits Interest shall attach to the burdened Leases only insofar as such Leases cover both the depths described in subparagraph i. below (the "Net Profits Depth") and the acreage described in subparagraph ii. below (the "Net Profits Surface Acreage"):

                  i. The Net Profits Depth with respect to a specific Net Profits Interest shall be those depths underlying the Net Profits Surface Acreage in the burdened Leases downward from one hundred (100) feet above the top of the reservoir(s) or formation(s) evaluated as containing Proved Reserves, on the date the Net Profits Interest is created, for the Subject Interests in the Leases to one hundred (100) feet below the base of such reservoir(s) or formation(s), or the stratigraphic equivalent(s) of such depth(s); provided, however, that should the Subject Interests in the Leases be limited to an interval less than that designated herein, the Net Profits Depth shall be limited to such lesser interval. It is understood that there could be more than one depth in a well or on a lease which meet this definition. The Net Profits Depth as to each of the Subject Interests in the Leases shall be determined by the Consultant based upon information provided to the Consultant by Operating Partnership or Pension Partnership. In the event of any question concerning reservoir(s) or formation(s) as above mentioned, determinations made by the governmental body having jurisdiction over the production of oil and gas in the state concerned (or, in the case of federal lands, the governmental body having jurisdiction over oil and gas production from such lands) shall be given due weight by the Consultant.

                  ii. The Net Profits Surface Acreage with respect to a specific Net Profits Interest shall be that surface acreage of each of the burdened Leases for the Subject Interests, on the date the Net Profits Interest is created, which is included in any production or spacing unit filed with or designated by the governmental agency or authority of the state concerned having jurisdiction of oil and gas production or, if federal lands, the federal body or agency having jurisdiction of oil and gas production from federal lands or, if included in a voluntarily pooled unit for production purposes, the surface acreage of the Leases included within that pooled unit, plus, in any of the above cases, an additional amount of surface acreage in all directions equal to the equivalent of one spacing unit from all boundaries of the production unit, spaced unit or voluntarily pooled unit, as the case may be, provided, however, that there shall be excluded from such surface acreage those production units, spaced units or voluntarily pooled units no portion of which overlies that subsurface area containing Proved Reserves. Should there not be an applicable production unit, spaced unit or pooled unit as above contemplated, the Net Profits Surface Acreage shall be the surface acreage which overlies that subsurface area containing Proved Reserves for the existing well, all as determined by the Consultant based upon information provided by Operating Partnership or Pension Partnership.

In determining the Net Profits Depth and the Net Profits Surface Acreage of a Subject Interest at the date of the creation of the Net Profits Interest, the Operating Partnership and the Consultant shall be entitled to rely upon the determination of the Consultant at the time such Subject Interest was acquired by the Operating Partnership or Managing General Partner; provided, however, that (i) if any material capital expenditures relating to the Subject Interest have been undertaken since the acquisition or are projected and included within Property Acquisition Costs, or (ii) in the judgment of the Consultant, material changes have occurred since the acquisition, the Consultant shall redetermine the Net Profits Depth and Net Profits Surface Acreage.

         Section 4.03. Payment for Net Profits Interest and Overriding Royalty Interests. At the time the Operating Partnership assigns to the Pension
Partnership a Net Profits Interest and the associated Overriding Royalty Interests, the Pension Partnership shall pay in cash to the Operating Partnership the Fixed Percentage of the Property Acquisition Costs as reduced by any interim revenues, less related expenses, received by the Operating Partnership prior to the assignment of the Net Profits Interest. Notwithstanding anything to the contrary hereinabove, if a Subject Interest or a nonoperating interest has been held by an Operating Partnership for more than nine months prior to the transfer by the Operating Partnership of a nonoperating interest carved out of such Subject Interest or a nonoperating interest held by the Operating Partnership, then the Property Acquisition Cost of such interest shall be the lesser of the Property Acquisition Costs as reduced by any interim revenues, less related expenses, or the fair market value of such interest as determined by an independent expert, i.e., a person with no material relationship to the Managing General Partner or its Affiliates who is in the business of rendering opinions regarding the value of oil and gas properties based upon the evaluation of all pertinent economic, financial, geologic and engineering information available to the Managing General Partner or its Affiliates.

         Section 4.04. Election to Increase Net Profits Interest. If the Property Acquisition Cost for any Net Profits Interest will be reduced because of net revenues generated by some or all of the properties to be burdened by the Net Profits Interest prior to the carve out pursuant to Section 4.01 herein, then the Pension Partnership may elect to increase its Net Profits Interest in such group of properties being conveyed by an amount proportionally equal to the reduced purchase price. Such election may be made by providing notice to the Operating Partnership within twenty-four hours of receiving notice of the Operating Partnership's notice of intended assignment pursuant to Section 4.01. In no event shall the Operating Partnership be required to convey any Net Profits Interest that is greater than ninety percent (90%). If an election is made pursuant to this Section 4.04, then the calculation of the Net Profits Interest and Overriding Royalty Interests shall be made as provided herein except that the Adjusted Fixed Percentage shall replace the Fixed Percentage.

         Section 4.05. Final Gross Up Election. After notice of and prior to creation of a Net Profits Interest by the Operating Partnership, the Pension Partnership may notify the Operating Partnership of its election to make a greater cash payment for the Net Profits Interest and receive a correspondingly larger Net Profits Interest. This "Final Gross Up Election" may be made subject to the following requirements: (i) the Operating Partnership shall not be required to convey a Net Profits Interest that is greater than ninety percent (90%); (ii) the Pension Partnership may only make this election when the Managing General Partner determines in its sole discretion that the Net Profits Interest intended to be subject to this election will be the final Net Profits Interest acquired under this Net Profits Agreement; and (iii) the increase in purchase price resulting from this election can not be an amount in excess of fifteen percent (15%) of Pension Partnership's initial Allocated Amount. For purposes of calculating the Fixed Percentage or the Adjusted Fixed Percentage of the Net Profits Interest and Overriding Royalty Interests, the amount of cash associated with the Final Gross Up Election shall be added to Pension Partnership's Allocated Amount (for purposes of the numerator and denominator) in Section 1.04 and Section 1.01.

                                    Article V
             Creation and Conveyance Of Overriding Royalty Interests

         Section 5.01. Overriding Royalty Interest Defined. Whenever Operating Partnership conveys a Net Profits Interest to Pension Partnership, Operating Partnership shall, in addition to the transfer to Pension Partnership of the Net Profits Interest as contemplated and provided for above, convey unto Pension Partnership Overriding Royalty Interests in the Subject Interests insofar as Subject Interests and the Leases cover the Overriding Royalty Depth and the Overriding Royalty Surface Acreage. The Overriding Royalty Interests of Pension Partnership shall be applicable to Gross Proceeds attributable to the production of Subject Minerals from either the Overriding Royalty Depth or the Overriding Royalty Surface Acreage and such Overriding Royalty Interests shall not bear any portion of Operating Costs. The Overriding Royalty Interest shall be in a percentage amount equal to the following:

                  (a) Before Payout. Until such time as one hundred percent (100%) of the development and operating costs incurred to establish and maintain production from the Overriding Royalty Depth or the Overriding Royalty Surface Acreage and attributable to the Subject Interests are recovered by the party paying such costs, the Overriding Royalty Interest shall equal that percentage derived by (i) deducting all lease burdens filed of record in the county or parish on the date Operating Partnership acquires the Subject Interests (expressed as a percentage) as to such depth or surface acreage (not including Pension Partnership's Overriding Royalty Interest) from twenty-two and one-half percent (22.5%), (ii) multiplying the difference obtained by the Fixed Percentage, and (iii) multiplying such resultant percentage by the percentage amount of working interest owned by Operating Partnership in that particular Lease. By way of example, assume Operating Partnership owns sixty percent (60%) of the working interest in a Subject Interest at the relevant depth or as to the relevant surface acreage, assume the Fixed Percentage equals fifty percent (50%) and that the Fixed Percentage attaches to the Operating Partnership's entire working interest in the Lease, and assume further that the existing lease burdens are only mineral owners' royalty of twelve and one-half percent (12.5%), then in such event the Overriding Royalty Interest of Pension Partnership shall equal three percent (3%). That is to say, ten percent (10%) (the percent by which existing lease burdens are less than 22%) multiplied by fifty percent (50%) (the Fixed Percentage), multiplied by sixty percent (60%) (the Operating Partnership's working interest). It is understood, however, and agreed that should existing lease burdens (not including Pension Partnership's Overriding Royalty Interest) equal or exceed twenty-two and one-half percent (22.5%), the Overriding Royalty Interest before cost recoupment will be zero.

                  (b) After Payout. At that point in time when one hundred percent (100%) of the development and operating costs expended to establish and maintain production from the Overriding Royalty Depth and/or the Overriding Royalty Surface Acreage are recovered by the party paying such costs, then the Overriding Royalty Interest determined under Section 5.01(a) above shall automatically be adjusted to an Overriding Royalty Interest equal to (i) twelve and one-half percent (12.5%) of 8/8ths, (ii) multiplied by the Fixed Percentage, then (iii) multiplied by the percentage working interest of Operating Partnership in that Lease. That is to say, if it is assumed as in the example above that Operating Partnership owns sixty percent (60%) of the working interest which is fully subject to Pension Partnership's Net Profits Interest, and if it is assumed that the Fixed Percentage is fifty percent (50%), then Pension Partnership's Overriding Royalty Interest converts to three and three-quarters percent (3.75%), i.e., twelve and one-half percent (12.5%) of 8/8ths multiplied by fifty percent (50%) (the Fixed Percentage) multiplied by sixty percent (60%) (the Operating Partnership's working interest).

         The resultant Overriding Royalty Interest calculated under (a) or (b) above shall be reduced or increased proportionately to reflect any sliding scale or reversionary overriding royalty, working interest or similar arrangements contained in the Leases or Subject Interests covering the Overriding Royalty Depth or Overriding Royalty Surface Acreage or contained in any other document as to which such Leases or Subject Interests are made subject as of the date of acquisition.

         Section 5.02. Payment of Overriding Royalty Interests. The Overriding Royalty Interests of Pension Partnership shall be payable separately from the Net Profits Interests owned by Pension Partnership. Further, such Overriding Royalty Interests shall be payable on a well-by-well basis (and recoupment of costs as above provided shall be determined on a well-by-well basis) and shall not be aggregated in any manner by Operating Partnership for payment purposes. Further, should Operating Partnership enter into a farmout agreement or similar agreement with a Non-Affiliate relating to the Overriding Royalty Depth and/or the Overriding Royalty Surface Acreage, or should Operating Partnership acquire an interest in the Overriding Royalty Depth and/or Overriding Royalty Surface Acreage which is at the date of acquisition burdened by a farmout agreement or a similar instrument with a Non-Affiliate, which farmout agreement or instrument therein specifies a definition of cost recoupment or "payout" applicable to establishing and maintaining production from the Overriding Royalty Depth or the Overriding Royalty Surface Acreage, then the definition of "payout" or the concept of cost recoupment utilized in such third-party agreement shall prevail for purposes of determining when the provisions of Sections 5.01(a) and (b) above and this Section 5.02 apply.

         Section 5.03. Payment of Taxes. Overriding Royalty Interests shall bear their proportionate share of all ad valorem, production severance and excise taxes applicable to such interests and any treatment fees or other fees or expenses of whatever nature necessary or appropriate in the judgment of the operator of the Leases to prepare the Subject Minerals produced from such depth or surface acreage for sale and actually to market such Subject Minerals.

                                   Article VI
                 Form Of Conveyance Of Net Profits Interests And
                          Overriding Royalty Interests

         Section 6.01. Conveyances. At the point(s) in time when Operating Partnership has acquired Subject Interests in Leases and desires to sell and convey to Pension Partnership a Net Profits Interest and Overriding Royalty Interests in such Subject Interests, Operating Partnership shall execute and deliver unto Pension Partnership a form of conveyance denominated a "Net Profits and Overriding Royalty Interest Conveyance" ("Conveyance"), the terms and conditions of which shall accomplish the objectives and intentions of this Net Profits Agreement and be consistent herewith. Pension Partnership and Operating Partnership agree that the Conveyance is subject to such modifications as to form, but not as to substance, as are necessary for compliance with the laws of the jurisdiction in which the Leases are located. The Conveyance shall make specific reference to this Net Profits Agreement and relevant terms hereof shall be incorporated by reference into the Conveyance. Both parties agree that the purpose of the Conveyance is to implement the terms, conditions, and relationships delineated in this Net Profits Agreement.

         Section 6.02. Filing of Conveyances in Real Property Records. Pension Partnership and Operating Partnership agree that a Conveyance shall be made and filed of record in each county or parish in which Operating Partnership acquires Subject Interests in Leases out of which it conveys Net Profits Interests and Overriding Royalty Interests to Pension Partnership. If the Operating Partnership and Pension Partnership so agree, the parties may stipulate that the Net Profits Interest and the Overriding Royalty Interests applicable to the Subject Interests in the Leases shall relate to each and every Subject Interest owned by Operating Partnership in such county or parish unless Operating Partnership and Pension Partnership prepare and execute a schedule to the Conveyance setting forth those leases as to which either the Net Profits Interest and the Overriding Royalty Interests are not applicable or as to which the Net Profits Interest of Pension Partnership attaches to less than all of the working interest owned by Operating Partnership. Additionally, the parties agree that in lieu of filing this Net Profits Agreement in each county or parish in which there are located Leases, it shall be sufficient to file a memorandum or some other notice to interested parties that a copy of this Net Profits Agreement is filed of record in Harris County, Texas, or, in the alternative, in some county or parish within a state at the option of Operating Partnership.

                                   Article VII
                              Payment And Marketing

         Section 7.01. Payment. No later than the thirtieth (30th) day after receipt by the Operating Partnership of revenues attributable to the production of Subject Minerals as to which the Net Profits Interests and/or Overriding Royalty Interests relate (excluding Saturday, Sunday or any other day on which national banking institutions in the City of Houston, Texas are closed as authorized or required by law), Operating Partnership shall pay to Pension Partnership its Net Profits Interests and Overriding Royalty Interests. Pension Partnership shall be entitled to receive all interest earned on revenues attributable to its Net Profits Interests and Overriding Royalty Interests between the date of their receipt by Operating Partnership and the date of their payment to Pension Partnership. Operating Partnership is authorized to make estimated payments to Pension Partnership hereunder and adjust subsequent payments to take into account shortfalls or overages in estimated payments so made.

         Section 7.02. Interest on Past Due Payments. Any amount not paid by Operating Partnership to Pension Partnership when due shall bear, and Operating Partnership will pay, interest at the per annum rate of one percentage point over the Prime Interest Rate in effect during the period of such nonpayment, provided that such interest shall not be in excess of the maximum amount allowed by law.

         Section 7.03. Overpayment. If at any time Operating Partnership inadvertently pays Pension Partnership more than the amount due, Pension
Partnership shall not be obligated to return any such overpayment, but the amount or amounts otherwise payable for any subsequent period or periods shall be reduced by the sum of (i) such overpayment, plus (ii) an amount equal to interest computed at a per annum rate of one percentage point over the weighted average Prime Interest Rate in effect during the period of such overpayment, provided such interest shall not be in excess of the maximum amount allowed by law.

         Section 7.04. Marketing of Subject Minerals. Operating Partnership shall market or use its best efforts to cause operators of the Leases to market the Subject Minerals at the best prices and on the best terms that it or the operator of the Leases shall deem reasonably obtainable under the circumstances and in any event at prices and terms at least as favorable as Operating Partnership obtains for minerals not subject to this Net Profits Agreement which are of the same type, in the same location and similarly dedicated, but Pension Partnership shall have, and at all times retain, the right to receive production in kind with respect to Subject Minerals attributable to either the Net Profits Interests or the Overriding Royalty Interests. Subject to the foregoing, to the extent comparisons exist, sales of the Subject Minerals by Operating Partnership to an Affiliate shall be made at prices and on terms comparable to the prices and terms received by other Persons in the area. Operating Partnership will exercise its best efforts to perform all obligations binding on it under Sales Contracts in accordance with the terms thereof and will use its best efforts to enforce performance of the obligations of third parties thereunder; provided that Operating Partnership shall have no liability for its failure to so perform except where such failure is due to Operating Partnership's negligence or misconduct. As to any third parties, the acts of Operating Partnership shall be binding on Pension Partnership. Operating Partnership will bring the Subject Minerals to market in accordance with reasonable and prudent business judgment and sound oil and gas field practices.

         Section 7.05. Non-Liability of Pension Partnership. In no event shall Pension Partnership be liable or responsible in any way for the direct payment to Operating Partnership or to any third party for any Operating Costs or other costs or liabilities incurred by Operating Partnership or other lessees attributable to the Leases or to the Subject Minerals produced therefrom.

                                  Article VIII
                          Operation of Leased Premises

         Section 8.01. Prudent Operator Standard. To the extent Operating Partnership controls such matters, Operating Partnership agrees that it will conduct and carry on or cause to be conducted and carried on the development, maintenance and operation of the Leases with reasonable and prudent business judgment and in accordance with sound oil and gas field practices, and that it will drill or cause to be drilled such wells as a prudent operator would drill from time to time in order to develop the Overriding Royalty Depth and the Overriding Royalty Surface Acreage and to protect them from drainage. However, nothing contained in this Section 8.01 shall be deemed to prevent or restrict Operating Partnership from electing not to participate in any operation which is to be conducted under the terms of any operating agreement, unit operating agreement, contract for development or similar instrument affecting or pertaining to the Leases (or any portion thereof) and allowing consenting parties to conduct nonconsent operations thereon, if such election is made by Operating Partnership in good faith and in conformity with sound field practices, unless the operator under such operating agreement, unit operating agreement, contract for development or similar instrument is an Affiliate of Operating Partnership.

         Section 8.02. Abandonment of Properties. Nothing herein contained shall obligate Operating Partnership to drill any well, or to continue to operate any well or to operate or maintain in force or attempt to maintain in force any of the Leases when, in Operating Partnership's opinion, such well or Lease ceases to produce or is not capable of producing oil, gas or other minerals in paying quantities. The expiration of a Lease in accordance with the terms and conditions applicable thereto shall not be considered to be a voluntary surrender or abandonment thereof.

         Section 8.03. Insurance. Operating Partnership shall acquire or cause to be acquired such insurance as it deems to be (i) reasonable for the protection of the Subject Interests in the Leases and (ii) economical under the circumstances.

         Section 8.04. Farmout. Operating Partnership shall have the power and right to enter into farmout agreements with respect to (i) the Overriding Royalty Depth and the Overriding Royalty Surface Acreage, free from any Net Profits Interest but subject to Pension Partnership's Overriding Royalty Interests, and (ii) the Net Profits Depth and the Net Profits Surface Acreage, free from the Overriding Royalty Interest but subject to any Net Profits Interest.

                                   Article IX
                                   Unitization

         Section 9.01. Pooled Subject Interests. Certain of the Subject Interests may be pooled and unitized for the production of Subject Minerals prior to acquisition by Operating Partnership. Such Subject Interests are and shall be subject to the terms and provisions of such pooling and unitization agreements, the depth and surface acreage distinctions required hereunder shall be made subject to such pooling and unitization agreement, and the Net Profits Interest and Overriding Royalty Interest of Pension Partnership in each such Subject Interest shall apply to and affect only the production from such units which accrues to such interests under and by virtue of the applicable pooling and unitization agreements; provided, however, that should certain of the Subject Interests be so pooled and unitized or form all or a part of a production unit, a spacing unit, an area of unitization or communitization, or, in the case of federal lands, a participation area, on or prior to the date upon which Operating Partnership acquires Subject Interests in the Leases, in no event shall any change occurring after such date in either the surface acreage configuration or the depth designation(s) of any such pooled unit, production unit, spacing unit, area of unitization or communitization, or participation area, whether such change is voluntary or compulsory (pursuant to governmental rule, regulation or order) alter or have the effect of altering the Net Profits Surface Acreage, the Net Profits Depth, the Overriding Royalty Surface Acreage, or the Overriding Royalty Depth under this Net Profits Agreement, a Net Profits Interest or in the Conveyance(s) contemplated hereunder.

         Section 9.02. Right to Pool. Subject to the terms of the last sentence of this Section 9.02, Operating Partnership shall have the right and power, exercisable only during the period provided in Section 9.03 hereof, to pool and unitize any of the Subject Interests and to alter, change or amend or terminate any pooling or unitization agreements heretofore or hereafter entered into, as to all or any part of the land covered thereby, as to any one or more of the formations or horizons thereunder, and as to any one or more Subject Minerals, upon such terms and provisions as Operating Partnership shall in its sole discretion determine, subject in all events to the Net Profits Interests and the Overriding Royalty Interests of Pension Partnership as herein provided. If and whenever through the exercise of such right and power, or pursuant to any law hereafter enacted or any rule, regulation or order of any governmental body or official hereunder promulgated, any of the Subject Interests are pooled or unitized in any manner, the Net Profits Interests and the Overriding Royalty Interests insofar as they affect such Subject Interests shall also be pooled and unitized and in any such event such Net Profits Interests and Overriding Royalty Interests in such Subject Interests shall apply to and affect only the production which accrues to such Subject Interests under and by virtue of the pooling and unitization. The right and power of Operating Partnership as above provided to pool and unitize any of the Subject Interests or to alter, change or amend or terminate any pooling or unitization agreements shall in no event change or have the effect of changing the Net Profits Surface Acreage, the Net Profits Depth, the Overriding Royalty Surface Acreage or the Overriding Royalty Depth under this Net Profits Agreement, a Net Profits Interest or the Conveyance(s) contemplated hereunder.

         Section 9.03. Applicable Period. Operating Partnership's power and right to pool and unitize the Subject Interests and the Net Profits Interests and Overriding Royalty Interests shall be exercisable and enjoyed only during the period of the life of the last survivor of the descendants of Joseph P. Kennedy, father of the late President of the United States of America, living on the date of execution hereof, plus twenty-one (21) years after the death of such last survivor, or the term of the Conveyance itself, whichever period shall first expire.

                                    Article X
                              Government Regulation

         Section 10.01. Compliance with Laws. All obligations of the parties hereunder shall be subject to all applicable laws of the federal government of the United States or Canada and any other state, provincial, or local government having jurisdiction, as well as to the applicable rules, regulations and orders of any federal, state or local body, agency, board, official or commission having jurisdiction. Rates permitted under the Natural Gas Act, the Natural Gas Policy Act of 1978, and any other applicable statute or law, and the rules and regulations thereunder, to be paid for the Subject Minerals shall be controlling if lower than prices established in Sales Contracts. Operating Partnership shall be entitled to use its reasonable discretion in making filings, for itself and on behalf of the Pension Partnership, with the Federal Energy Regulatory Commission, the Department of Energy or any other governmental body, agency, board, official or commission having jurisdiction, affecting the prices and other matters at which Subject Minerals may be sold.

                                   Article XI
                                   Assignments

         Section 11.01. Assignment by Operating Partnership. Operating Partnership shall have the right to assign, sell, transfer or convey its rights and obligations under this Net Profits Agreement and/or all of the Subject Interests, or any part thereof, subject to any Net Profits Interests and Overriding Royalty Interests of Pension Partnership and the terms and provisions of this Net Profits Agreement. Should Operating Partnership sell, transfer or convey less than all of the Subject Interests burdened by a Net Profits Interest to a third party, each of the Subject Interests so sold or conveyed shall be subject to this Net Profits Agreement and the Net Profits Interest and Pension Partnership's interests hereunder and in and to each of the Subject Interests sold or conveyed; provided, however, that all of the provisions hereof relating to the aggregation of proceeds and costs as to such Subject Interests shall not then apply and Pension Partnership's Net Profits Interest shall be calculable with respect to each of the sold or conveyed Subject Interests separately and the Fixed Percentage determined hereunder shall apply thereto.

         Section 11.02. Assignment by Pension Partnership. Pension Partnership has the right to assign any Net Profits Interest or Overriding Royalty Interest in whole or in part. However, an assignment of a Net Profits Interest will not affect the method of aggregation contemplated hereunder.

         Section 11.03. Change in Ownership. No change of ownership or right to receive payment of a Net Profits Interest or the Overriding Royalty Interest, or of any part of either, however accomplished, shall be binding upon Operating Partnership until notice thereof shall have been furnished by the Person claiming the benefit thereof, and then only with respect to payments thereafter made. Notice of sale or assignment shall consist of a certified copy of the recorded instrument accomplishing the same; notice of change of ownership or right to receive payment accomplished in any other manner (for example by reason of incapacity, death or dissolution) shall consist of certified copies of recorded documents and complete proceedings legally binding and conclusive of the rights of all parties. Until such notice shall have been furnished Operating Partnership as is above provided herein, the payment or tender of all sums payable on the Net Profits Interests or the Overriding Royalty Interests may be made in the manner provided herein precisely as if no such change in interest or ownership or right to receive payment had occurred. The kind of notice herein provided shall be exclusive, and no other kind, whether actual or constructive, shall be binding on Operating Partnership.

                                   Article XII
                               Records and Reports

         Section 12.01. Books and Records. Operating Partnership shall at all times maintain or have maintained true and correct books and records to determine the amounts payable to Pension Partnership for each Net Profits Interest and the attendant Overriding Royalty Interests, including, but not limited to, a Net Proceeds account to which Gross Proceeds, Operating Costs and Excess Operating Costs are credited and charged, as well as separate well-by-well records with respect to Overriding Royalty Interests payable to Pension Partnership.

         Section  12.02.  Inspections.  The books  and  records  referred  to in
Section 12.01 shall be open for inspection at the office of the Managing General Partner during normal business hours.

         Section 12.03. Quarterly Statements. Within forty-five (45) days next following the close of each calendar quarter, Operating Partnership shall deliver to Pension Partnership a statement showing the computation of all payments paid or due to Pension Partnership for each interest owned by Pension Partnership attributable to such quarter.

         Section 12.04. Pension Partnership's Exceptions to Quarterly Statements. If Pension Partnership shall take exception to any item or items included in the quarterly statements rendered by Operating Partnership, Pension Partnership shall notify Operating Partnership in writing within ninety (90) days after the receipt of the report, setting forth in such notice the specific charges or computations complained of and to which exception is taken or the specific credits which should have been made and allowed; and with respect to such complaints and exceptions as are agreed upon, adjustment shall be made. If Pension Partnership shall fail to give Operating Partnership notice of such complaints and exceptions prior to the expiration of such 90 day period, then the statements for such calendar quarter as originally rendered by Operating Partnership shall be deemed to be correct as rendered.

                                  Article XIII
                                  Miscellaneous

         Section 13.01. Proportionate Reduction. In the event of failure or deficiency in title to any of the Subject Interests, the portion of the production from such Subject Interests out of which a Net Profits Interest or the Overriding Royalty Interests attributable to such Subject Interests shall be payable shall be reduced in the same proportion that such Subject Interests are reduced.

         Section 13.02. Term. This Net Profits Agreement and the Conveyance(s) made pursuant hereto shall remain in force so long as the Subject Interests are in effect.

         Section 13.03. Amendments Hereof and Further Assurances. Should any additional instruments of assignment and conveyance be required to describe more specifically any interests subject hereto or any conveyance made pursuant hereto, Operating Partnership agrees to execute and deliver the same. Also, if any other or additional instruments are required in connection with the transfer of state or federal lease interests in order to comply with applicable laws or regulations, Operating Partnership will execute and deliver the same. Further, this Net Profits Agreement may be amended by a writing executed by Operating Partnership and Pension Partnership and multiple amendments are specifically authorized.

         Section 13.04. Notices. All notices, statements, payments and communications between the parties hereto shall be deemed to have been sufficiently given and delivered if enclosed in a postage paid wrapper and deposited in the United States mails directed or to be furnished or made at their respective addresses, as follows:

         Operating Partnership:             Swift Energy Company
                                            16825 Northchase Drive, Suite 400
                                            Houston, Texas 77060
                                            Attn: Terry E. Swift

         Pension Partnership:               Swift Energy Company
                                            16825 Northchase Drive, Suite 400
                                            Houston, Texas 77060
                                            Attn: Bruce H. Vincent

         Either party or the successors or assignees of the interests or rights or obligations of either party hereunder may change its address or designate a new or different address or addresses for the purposes hereof by a similar notice given or directed to all parties interested hereunder at the time.

         Section 13.05. Binding Effect. This Net Profits Agreement and any Conveyance executed pursuant hereto shall bind and inure to the benefit of successors and assigns of Operating Partnership and Pension Partnership.

         Section 13.06. Headings. Article and Section headings used in this Net Profits Agreement are for convenience only and shall not affect the construction of this Net Profits Agreement.

         Section 13.07. Substitution of Warranty. Any Conveyance made pursuant hereto shall be made with full substitution and subrogation of Pension Partnership in and to all covenants of warranty by others heretofore given or made with respect to the Leases or any part thereof or interest therein.

         Section 13.08. Severability. Every provision of this Net Profits Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder hereof.

         Section 13.09. Choice of Law. This Net Profits Agreement, and the application or interpretation hereof, shall be governed exclusively by its terms and by the local, internal laws of the State of Texas.

         Section 13.10. Cumulative Rights. The rights and remedies provided by this Net Profits Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its rights to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

         Section 13.11. Counterparts. This Net Profits Agreement may be executed in any number of counterparts with the same effect as if all parties hereunder had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

         Section 13.12. Successors and Assigns. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Net Profits Agreement, their respective successors and assigns.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Net Profits Agreement to be executed in its name and behalf in multiple originals, as of December 14, 1995.



                                    SWIFT ENERGY OPERATING PARTNERS 1995-B, LTD.
ATTEST:
                           BY:      Swift Energy Company, Managing
                                    General Partner
--------------------------
Adrian D. Shelley
Assistant Secretary        BY:      --------------------------------
                                    Terry E. Swift
                                    Executive Vice President
WITNESS:

--------------------------

                                    SWIFT ENERGY PENSION PARTNERS 1995-B, LTD.
ATTEST:
                                    BY:      Swift Energy Company, Managing
                                    General Partner
--------------------------
Adrian D. Shelley
Assistant Secretary        BY:      --------------------------------
                                    Bruce H. Vincent
                                    Senior Vice President - Funds Management
WITNESS:

--------------------------




STATE OF TEXAS   :

COUNTY OF HARRIS :

         On this 29th day of December, 1995, before me the undersigned, a Notary Public in and for the county and state aforesaid, personally appeared TERRY E. SWIFT to me personally known to be the identical person who signed the name of the maker thereof to the within and foregoing instrument as its Executive Vice President and acknowledged to me that he executed the same as his free and voluntary act and deed, and as the free and voluntary act and deed of said corporation, for the uses and purposes therein set forth.

         Given under my hand and seal this day and year last above written.


                                 ----------------------------------
                                 Notary Public in and for the
                                 STATE OF TEXAS


                                 ----------------------------------
                                 PRINT NAME OF NOTARY

STATE OF TEXAS   :

COUNTY OF HARRIS :

         On this 29th day of December, 1995, before me the undersigned, a Notary Public in and for the county and state aforesaid, personally appeared BRUCE H. VINCENT to me personally known to be the identical person who signed the name of the maker thereof to the within and foregoing instrument as its Senior Vice President Funds Management and acknowledged to me that he executed the same as his free and voluntary act and deed, and as the free and voluntary act and deed of said corporation, for the uses and purposes therein set forth.

         Given under my hand and seal this day and year last above written.


                                 ----------------------------------
                                 Notary Public in and for the
                                 STATE OF TEXAS


                                 ----------------------------------
                                 PRINT NAME OF NOTARY